TRANSPHORM, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY
Adopted and approved by the Board of Directors on August 3, 2023; and
approved by stockholders on October 10, 2023
Transphorm, Inc. (the “Company”) believes that providing cash and equity compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are neither (a) employees of the Company nor (y) affiliated with KKR Phorm Investors L.P. (the “Investor,” and such Directors, the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in use, the meaning given to such terms or any similar terms in the primary successor to the Plan. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
Subject to Section 12 of this Policy, this Policy will be effective as of April 1, 2023 (the “Effective Date”).
1.Cash Compensation
Annual Cash Retainer
Beginning with the Effective Date, each Outside Director will be paid an annual cash retainer of $27,000 (the “Annual Cash Retainer”). Subject to Section 9, the Annual Cash Retainer will be paid quarterly in arrears on a prorated basis and such payment will be made no later than the last day of the first month following the end of the relevant Company fiscal quarter (each, a “Fiscal Quarter”). For purposes of clarification, each Outside Director who has served as an Outside Director during only a portion of the relevant Fiscal Quarter will receive a prorated cash payment of the quarterly payment of the Annual Cash Retainer, calculated based on the number of days during such Fiscal Quarter such Outside Director has served as an Outside Director (such amount, the “Prorated Annual Cash Retainer”).
There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
2.Initial Equity Awards
Each individual who first becomes an Outside Director following the Effective Date will be granted an Award of Restricted Stock Units (an “Initial Award”) covering a number of Shares having a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) (the “Grant Value”) equal to the product of (a) $100,000 multiplied by (b) the fraction obtained by dividing (i) the number of full months during the period beginning on the date the individual first becomes an Outside Director and ending on the one-year anniversary of the date of the then-most recent Annual Meeting (as defined below) (such period, the “Initial Award Vesting Period”) by (ii) 12, with any resulting fractional Share rounded to the nearest whole Share. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. Further, if an individual was a member of the Board and affiliated with the Investor, becoming an Outside Director due to ceasing to be affiliated with the Investor will not entitle the Outside Director to an Initial Award.
The Initial Award will be granted automatically on the first Trading Day on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. Subject to any acceleration set forth in this Policy or the Plan, each Initial Award will be scheduled to vest on the earlier of (A) the last day of the Initial Award Vesting Period or (B) the day immediately prior to the date of the annual meeting of the Company’s stockholders (“Annual Meeting”) next following the date the Initial Award is granted, subject to the Outside Director continuing to be a Service Provider through such vesting date.
Initial Awards will be subject to the additional terms and conditions of this Policy, including without limitation Sections 5, 6, and 9 below.
3.Annual Equity Awards
On the first Trading Day immediately following the date of each Annual Meeting following the Effective Date, each individual serving as an Outside Director on such date will be automatically granted an Award of Restricted Stock Units (an “Annual Award”) covering a number of Shares having a Grant Value of $100,000, with any resulting fractional Share rounded to the nearest whole Share.
Subject to any acceleration set forth in this Policy or the Plan, 25% of each Annual Award will be scheduled to vest on each of the first four Quarterly Vesting Dates (as defined below) occurring after the date the Annual Award is granted, or if earlier, the day immediately prior to the date of the Annual Meeting next following the date the Annual Award was granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. “Quarterly Vesting Date” means each of February 20, May 20, August 20, and November 20.
Annual Awards will be subject to the additional terms and conditions of this Policy, including without limitation Sections 5, 6, and 9 below.
4.Additional Retainers for Chair of the Board, Lead Independent Director and Committee Service
(a)Additional Retainer Amounts. Each Outside Director who serves as Chair of the Board, Lead Independent Director, or the chair or a member of a committee of the Board listed below (each such service, “Additional Service”) will be eligible to receive additional compensation in the following annual amounts (the “Additional Retainer”) payable in four, quarterly installments as provided further below:
Annual Amounts of the Additional Retainers
Chair of the Board    $25,000
Lead Independent Director:    $25,000
Chair of Audit Committee:    $20,000

Member of Audit Committee:    $10,000
Chair of Compensation Committee:    $12,000
Member of Compensation Committee:    $6,000
Chair of Nominating and Corporate Governance Committee:    $10,000
Member of Nominating and Corporate Governance Committee:    $5,000
For clarity, each Outside Director who serves as the chair of a committee shall receive the Additional Retainer as the chair of the committee, and not as a member of such committee. An installment of the Additional Retainer, equal to 25% of the annual amount of the applicable Additional Retainer set forth above, will be payable to each Outside Director who has provided the Additional Service applicable to such Additional Retainer at any point during the preceding Fiscal Quarter, provided that any such installment will be subject to proration based on the number of days during such Fiscal Quarter the Outside Director has provided the applicable Additional Service (the “Quarterly Retainer Amount”).
(b)Payment of Additional Retainer.
i.Fiscal Year 2024. Any Quarterly Retainer Amount payable for any Fiscal Quarter in the Fiscal Year ending March 31, 2024, will be provided in the form of an Award of fully vested Restricted Stock Units (the “FY24 Retainer Awards”). Each FY24 Retainer Award will be granted automatically on the 20th day of the month following the end of the immediately preceding Fiscal Quarter to which the Outside Director’s Additional Service relates, as long as the Outside Director remains a Service Provider through the grant date of such FY24 Retainer Award. Each FY24 Retainer Award granted to an Outside Director will cover a number of Shares with a Grant Value equal to the Quarterly Retainer Amount attributable to such Outside Director’s Additional Service with respect to such immediately preceding Fiscal Quarter, with any resulting fractional Share rounded to the nearest whole Share. FY24 Retainer Awards will be subject to the additional terms and conditions of this Policy, including without limitation Sections 5 and 9 below. If an Outside Director’s status as a Service Provider terminates during or after a Fiscal Quarter but prior to the grant date of the FY24 Retainer Award for such Fiscal Quarter, such Outside Director will not be granted a FY24 Retainer Award for such Fiscal Quarter and instead will be paid the Quarterly Retainer Amount for such Fiscal Quarter as an Additional Cash Retainer in accordance with Section 4(b)ii below.
ii.Future Fiscal Years. Except as provided in Section 4(b) above or in this Section 4 further below, any Quarterly Retainer Amount will be paid in cash (the “Additional Cash Retainer”). Subject to Section 9, such payment of the Additional Cash Retainer will be made within 60 days following the end of the Fiscal Quarter to which the Additional Cash Retainer relates.
(c)Election to Receive Equity Awards in Lieu of Additional Cash Retainer. Each Outside Director may elect to receive all of such Outside Director’s Additional Retainer, with respect to Additional Services for a Fiscal Year beginning in a future calendar year, in the form of an Award of fully vested Restricted Stock Units in lieu of payments of Additional Cash Retainers (such Awards, the “Quarterly Retainer Awards,” and such election, the “Retainer Election”).

i.Retainer Elections. Any Retainer Election must be delivered to the Company’s Chief Financial Officer (or other Company designee, as applicable), in the form and manner specified by the Board (or other Committee, as applicable) within the applicable period set forth in this Section 4(c)i. An Outside Director who fails to make a valid and timely Retainer Election will not receive any Quarterly Retainer Awards for the Fiscal Year to which such Retainer Election otherwise would have applied, and instead will receive any applicable Additional Retainer in accordance with Section 4(b)ii above.
Each individual who otherwise is eligible to receive any future Additional Retainer may make a Retainer Election for the Additional Services to be performed in the Fiscal Year that commences in the first calendar year following the calendar year in which the Retainer Election is made, as follows. The Retainer Election must be made during an open trading window of the Company in the calendar year immediately prior to the calendar year in which commences the Fiscal Year to which the Retainer Election applies, and provided that such Outside Director is not restricted from trading Shares pursuant to the Company’s insider trading policy at the time of such election (the last day during such immediately prior calendar year on which any such Retainer Election may be made, the “Retainer Election Deadline”).
ii.Revocation. An Outside Director may revoke such Outside Director’s Retainer Election during an open trading window of the Company, and provided that such Outside Director is not restricted from trading Shares pursuant to the Company’s insider trading policy at the time of such revocation, but no later than the Retainer Election Deadline for the Fiscal Year to which the Retainer Election will apply.
(d)Quarterly Retainer Awards. If an Outside Director has made a valid and timely Retainer Election to receive Quarterly Retainer Awards in lieu of such Outside Director’s Additional Cash Retainer, then such Outside Director will be granted automatically on the 20th day of the month following the end of such immediately preceding Fiscal Quarter to which the Outside Director’s Additional Service relates (such grant date, the “Quarterly Retainer Award Grant Date”) as long as the Outside Director remains a Service Provider through such Quarterly Retainer Award Grant Date. Each Quarterly Retainer Award will be fully vested as of the date of its grant.
Each Quarterly Retainer Award granted to an Outside Director will cover a number of Shares with a Grant Value equal to the Quarterly Retainer Amount attributable to such Outside Director’s Additional Service with respect to such immediately preceding Fiscal Quarter, with any resulting fractional Share rounded to the nearest whole Share.
Quarterly Retainer Awards will be subject to the additional terms and conditions of this Policy, including without limitation Section 5 below.
(e)Termination Prior to Quarterly Retainer Award Grant Date. If an Outside Director’s status as a Service Provider terminates during or after a Fiscal Quarter but prior to the Quarterly Retainer Award Grant Date for such Fiscal Quarter, such Outside Director will not be granted a Quarterly Retainer Award for such Fiscal Quarter and instead will be paid the Quarterly Retainer Amount for such Fiscal Quarter as an Additional Cash Retainer in accordance with Section 4(b)ii above.
5.Additional Terms and Conditions of Equity Compensation
(a)General. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Initial Awards, Annual Awards, and Quarterly Retainer Awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(b)No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Section 13 below).
(c)Service Provider Status. For purposes of clarity, all grants of Awards to Outside Directors pursuant to this Policy are subject to the recipient of the Award being a Service Provider as of the date of grant of such Award.
(d)Maximum Number of Shares Subject to Awards. Notwithstanding anything to the contrary under this Policy, solely for purposes of determining the number of Shares to be subject at grant to an Award granted pursuant to this Policy, the price of a Share underlying such Award used to determine its Grant Value shall not be less than $2.00.
(e)Other Terms and Conditions. Each Award of Restricted Stock Units granted under this Policy will be subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee (as defined below), as applicable, for use under the Plan, provided that, with respect to any Quarterly Retainer Award, the Restricted Stock Units will be paid within forty (40) days following its Quarterly Retainer Award Grant Date (subject to any applicable delay set forth in the applicable Award Agreement necessary to comply with Section 409A). The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of the Awards that may be granted under this Policy in the future pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.
6.Change in Control
In the event of a Change in Control, 100% of each Outside Director’s then-outstanding Company equity awards granted to him or her while an Outside Director and for services as a Director will become vested in full and, to the extent applicable, become immediately exercisable, as of immediately prior to consummation of such Change in Control.
7.Annual Compensation Limit
No Outside Director (solely for purposes of this Section 7, within the meaning of the Plan) may be paid, issued, or granted, in any Fiscal Year, equity awards (including any Awards) with an aggregate value (the value of which will be based on the Grant Value) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $500,000. Any equity awards (including any Awards) granted, and any other compensation paid or provided, to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director, solely for purposes of this Section 7, within the meaning of the Plan), will not count for purposes of the limitation under this Section 4.

8.Travel Expenses
Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.
9.Additional Provisions
    All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
    Notwithstanding any provisions to the contrary under this Policy, no payments of compensation or grants of any Awards will be made under this Policy unless and until Initial Stockholder Approval has been obtained. Provided that the Initial Stockholder Approval requirement has been satisfied, (a) any cash compensation that otherwise would have been paid prior to the Initial Stockholder Approval instead will be paid on or within 30 days following the date of the Initial Stockholder Approval; and (b) any Awards that otherwise would have been granted pursuant to this Policy prior to Initial Stockholder Approval instead will be granted automatically on the first Trading Day following the date of the Initial Stockholder Approval.
10.Adjustments
    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number, class, and/or price of stock issuable pursuant to Awards granted under this Policy.
11.Section 409A
    In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its affiliates have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes or other costs incurred as a result of Section 409A or any other tax law or rule.
12.Stockholder Approval
The initial adoption of the Policy will be subject to approval by the Company’s stockholders during 2023 (the “Initial Stockholder Approval”). Unless otherwise required by applicable law, following the Initial Stockholder Approval, the Policy shall not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, in connection with an event contemplated in Section 13 hereof.
13.Revisions
    The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”), may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination, including without limitation such applicable powers set forth in the Plan.
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